Exhibit 99.2

October 9, 2026

Special Committee of Planet 13 Holdings Inc.

2548 West Desert Inn Rd.

Las Vegas, Nevada, 89109

Members of the Special Committee:

We hereby consent to the inclusion of our opinion letter, dated July 26, 2026, to the Special Committee of the Board of Directors of Planet 13 Holdings Inc. (“Planet 13”) as Annex D to, and to any reference thereto, in the proxy statement/prospectus relating to the proposed merger involving Vireo Growth Inc. (“Vireo”) and Planet 13, which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of Vireo to which this consent is filed as an exhibit.

In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, or (2) that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

ATB CAPITAL MARKETS CORP.

/s/ ATB CAPITAL MARKETS CORP.